SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                             FORM 8-K

                          CURRENT REPORT



                PURSUANT TO SECTION 13 OR 15(d) OF
               THE SECURITIES EXCHANGE ACT OF 1934

                DATE OF REPORT - FEBRUARY 29, 1996
                (Date of Earliest Event Reported)

                                 CHYRON CORPORATION
       (Exact name of registrant as specified in its charter)


                New York                     1-9014               11-2117385
       (State or other jurisdiction (Commission File Number) (I.R.S. Employer
       of incorporation                                   Identification No.)


                           5 HUB DRIVE
                     MELVILLE, NEW YORK 11747
             (Address of Principal executive offices)



   Registrant's telephone number, including area code: (516) 845-2000

       ITEM 5.  OTHER EVENTS

       On February 29, 1996, Chyron Corporation, a New York Corporation ("Chyron"), acquired shares of preferred stock (the "Preferred Stock") of R.T.-Set Real Time Synthesized Entertainment Technology Ltd., an Israel corporation ("RT Set"), which shares are convertible into 19% of the issued and outstanding Common Stock of RT Set, par value 1 NIS per share. Chyron purchased the Preferred Stock in exchange for 2,400,000 shares of Chyron Common Stock. This exchange was made pursuant to an agreement (the "Agreement"), dated as of February 2, 1996. Pursuant to the Agreement, Chyron retains an option to increase its equity position in RT Set to up to 51% of RT Set's Common Stock, in exchange for additional shares of Chyron Common Stock.

       RT Set develops, markets and sells real time virtual studio set software and proprietary communications hardware that operate on Silicon GraphicsTM systems. RT Set's products were exhibited at the April 1995 National Association of Broadcasters Convention (NAB) in Las Vegas and at the September 1995 International Broadcast Convention (IBC) in Amsterdam. In November 1995, RT Set initiated customer site demonstrations both in the United States and overseas.

       Chyron will assist in marketing, sales and distribution of RT Set's Virtual Reality Studio Systems alongside RT Set's own specialized sales terms. Chyron will also provide infrastructure for installation, service and support functions on a worldwide basis.



       SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


       CHYRON CORPORATION


       By:    /s/ Patricia Lampe
           Name:  Patricia Lampe
           Title: Chief Financial Officer
                  and Treasurer


       Date:  March 14, 1996